Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

dated as of

February 26, 2018

by and among

PRIORITY HOLDINGS, LLC,

M SPAC LLC,

M SPAC HOLDINGS I LLC,

M SPAC HOLDINGS II LLC,

and

M I ACQUISITIONS, INC.
(solely for purposes of Section 2.06)

-i-

Annexes

Annex I	Knowledge of Founders
Annex II	Knowledge of Priority
Annex III	Ownership of Acquired SPAC Interests

-ii-

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is dated as of February 26, 2018, by and among Priority Holdings, LLC, a Delaware limited liability company (“Priority”), M SPAC LLC (“M SPAC”), M SPAC Holdings I LLC (“M SPAC I”), M SPAC Holdings II LLC (“M SPAC II” and collectively with M SPAC I and M SPAC, “Founders”) and, solely for purposes of Section 2.06, M I Acquisitions, Inc., a Delaware corporation (“Buyer”). Each of Priority, Founders and Buyer is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, as contemplated by that Contribution Agreement (the “Contribution Agreement”), dated as of the date hereof, by and among Priority Investment Holdings, LLC (“PIH”), Priority Incentive Equity Holdings, LLC (“PIEH”) and Buyer, PIH and PIEH have agreed to contribute to Buyer, and Buyer has agreed to acquire from PIH and PIEH, 100% of the issued and outstanding Equity Interests of Priority upon the terms and subject to the conditions set forth therein (such contribution and acquisition, the “Priority Acquisition”);

WHEREAS, (a) M SPAC is the record and beneficial owner of (i) 277,941 SPAC Units (the “M SPAC Units”) and (ii) 294,168 SPAC Founders Shares (the “M SPAC Founders Shares”); (b) M SPAC I is the record and beneficial owner of (i) 60,000 SPAC Units (the “M SPAC I Units”) and (ii) 64,574 SPAC Founders Shares (the “M SPAC I Founders Shares”); and (c) M SPAC II is the record and beneficial owner of (i) 83,166 SPAC Units (the “M SPAC II Units” and collectively with the M SPAC Units and the M SPAC I Units, the “Acquired SPAC Units”) and (ii) 94,468 SPAC Founders Shares (the “M SPAC II Founders Shares” and collectively with the M SPAC Founders Shares and the M SPAC I Founders Shares, the “Acquired Founders Shares” and collectively with the Acquired SPAC Units, the “Acquired SPAC Interests”);

WHEREAS, in connection with the Priority Acquisition, Founders desire to sell to Priority, and Priority desires to purchase from Founders, the Acquired SPAC Interests, effective as of immediately prior to the Priority Acquisition, in exchange for the consideration described herein and otherwise upon the terms and subject to the conditions set forth herein (such sale and purchase, the “Acquired SPAC Interests Purchase”); and

WHEREAS, effective immediately upon the Acquired SPAC Interests Purchase and immediately prior to the Priority Acquisition, Priority shall distribute the Acquired SPAC Interests to the Sellers (as defined in the Contribution Agreement).

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Contribution Agreement. Each of the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the Preamble.

“Acquired Founders Shares” has the meaning set forth in the Recitals.

“Acquired SPAC Interests” has the meaning set forth in the Recitals.

“Acquired SPAC Interests Purchase” has the meaning set forth in the Recitals.

“Acquired SPAC Units” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.03.

“Founders” has the meaning set forth in the Preamble.

“Founders Earnout Payment” has the meaning set forth in Section 2.06(b)(ii).

“Founders Earnout Calculation Delivery Date” has the meaning set forth in Section 2.06(c).

“Founders Material Adverse Effect” means any event, development, or change that would have or reasonably be expected to have a material adverse effect on the ability of any Founder or Buyer, as applicable, to perform its obligations hereunder, or that would prevent, materially impede, interfere with, hinder or delay the consummation by any Founder or Buyer, as applicable, of the transactions contemplated hereby.

“Forfeited Shares” means 174,863 SPAC Founders Shares, as specified on Annex III hereto.

“Knowledge of Founders” or any similar phrase means the actual knowledge of the Persons identified in Annex I attached hereto.

“Knowledge of Priority” or any similar phrase means the actual knowledge of the Persons identified in Annex II attached hereto.

“M SPAC” has the meaning set forth in the Preamble.

“M SPAC Founders Shares” has the meaning set forth in the Recitals.

“M SPAC Units” has the meaning set forth in the Recitals.

“M SPAC I” has the meaning set forth in the Preamble.

“M SPAC I Founders Shares” has the meaning set forth in the Recitals.

“M SPAC I Units” has the meaning set forth in the Recitals.

“M SPAC II” has the meaning set forth in the Preamble.

“M SPAC II Founders Shares” has the meaning set forth in the Recitals.

“M SPAC II Units” has the meaning set forth in the Recitals.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permitted Liens” means restrictions on the transfer of securities arising under applicable securities Laws or the Organizational Documents of Buyer.

“Priority” has the meaning set forth in Preamble.

“Priority Acquisition” has the meaning set forth in the Recitals.

“Priority Material Adverse Effect” means any event, development, or change that would have or reasonably be expected to have a material adverse effect on the ability of Priority to perform its obligations hereunder, or that would prevent, materially impede, interfere with, hinder or delay the consummation by Priority of the transactions contemplated hereby.

“Purchase Price” has the meaning set forth in Section 2.02.

“SPAC Founders Shares” means Buyer shares of common stock that were sold to Founders at a price of $0.02 per share.

“SPAC Units” means the units issued by Buyer to Founders, consisting of one share of Buyer common stock and one SPAC Warrant.

“SPAC Warrant” means a warrant issued by Buyer to Founders, entitling the holder thereof to purchase one share of Buyer common stock in accordance with the terms and conditions of the Warrant Agreement.

“Warrant Agreement” means that warrant agreement, dated as of September 13, 2016, by and between Buyer and American Stock Transfer & Trust Company, as warrant agent thereunder.

ARTICLE II

PURCHASE AND SALE

Section 2.01     Purchase and Sale. Upon the terms and subject to the conditions set forth herein, effective as of the Effective Time, Founders shall sell, assign, transfer, convey and deliver to Priority, and Priority shall purchase, accept and acquire from Founders, the Acquired SPAC Interests (in the amounts specified on Annex III attached hereto), free and clear of all Liens (other than Permitted Liens).

Section 2.02     Purchase Price. The aggregate consideration (the “Purchase Price”) payable by Priority to Founders for the acquisition of the Acquired SPAC Interests shall be an amount equal to (a)(i) the number of M SPAC Units multiplied by (ii) $6.5083, plus (b)(i) the number of M SPAC I Units multiplied by (ii) $5.0094, plus (c)(i) the number of M SPAC II Units multiplied by (ii) $0.0001, plus (d)(i) the number of Acquired Founders Shares multiplied by (ii) $0.0188, and payable pursuant to Section 2.05(a).

Section 2.03     Effective Time. The closing of the transactions contemplated hereby shall be effective as of (i) immediately prior to the Closing or (ii) on the third Business Day following the date on which the condition set forth in Section 6.01(b) has been satisfied or waived by Priority (the “Effective Time”).

Section 2.04     Pre-Closing Deliveries. At least two (2) Business Days prior to the Closing Date, Founders shall deliver to Priority wire instructions for the account or accounts of Founders to which the payment of the Purchase Price shall be made.

Section 2.05      Closing Payments and Deliveries.

(a)          At the Effective Time, Priority shall pay, or cause to be paid, to each Founder an amount in cash equal to the amount specified on Annex III by wire transfer of immediately available funds in accordance with the wire instructions delivered by Founders pursuant to Section 2.04.

(b)          At the Effective Time, each Founder shall deliver, or cause to be delivered, to Priority certificates representing the Acquired SPAC Interests held by such Founder duly endorsed in blank for transfer or accompanied by a stock power or other applicable instrument of transfer duly executed by such Founder in blank form or in favor of Priority.

Section 2.06      Forfeiture and Earnout.

(a)          The Parties agree that, at the Closing, the Forfeited Shares shall be canceled by Buyer.

(b)          In consideration for the cancelation of the Forfeited Shares pursuant to Section 2.06(a), if, after the Closing, Buyer is permitted to issue any Equity Interests pursuant to and in accordance with the Buyer Incentive Plan, in the first year that Buyer is permitted to issue any such Equity Interests, Buyer shall, at its election in its sole discretion, either:

(i)        issue 174,863 shares of Common Stock in the aggregate to Founders in accordance with Annex III; or

(ii)       pay, or cause to be paid, to each Founder, an amount in cash equal to equal to (A) the number of shares specified on Annex III hereto multiplied by (B) the volume weighted average closing price of the Common Stock on NASDAQ for the 20 trading days prior to the Founders Earnout Calculation Delivery Date (the “VWAP”) and any such payment or issuance pursuant to this Section 2.06(b), (the “Founders Earnout Payment”); provided that, for the avoidance of doubt, Founders shall only be entitled to one Founders Earnout Payment.

(c)          On or before the date which is 120 days after the last day of each fiscal year during the period commencing on the date hereof and ending on December 31, 2020 (a “Founders Earnout Calculation Delivery Date”), Buyer shall prepare and deliver to Founders a written statement setting forth in reasonable detail (i) Buyer’s calculation of Adjusted EBITDA for such fiscal year; (ii) Buyer’s conclusion as to whether any Equity Securities may be issued pursuant to and in accordance with the Buyer Incentive Plan in respect of such fiscal year; and (iii) if the Founders Earnout Payment is owed in respect of such fiscal year, (A) Buyer’s election under Section 2.06(b) and (B) Buyer’s calculation of the VWAP, if applicable; provided that Buyer’s obligations under this Section 2.06(c) shall terminate upon payment of the Founders Earnout Payment.

(d)          If the Founders Earnout Payment is required to be made by Buyer pursuant to Section 2.06(b), such Founders Earnout Payment shall be made no later than 15 Business Days of the applicable Founders Earnout Calculation Delivery Date.

(e)          Notwithstanding any other provision of this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from the Founders Earnout Payment such amounts as it is required to deduct and withhold with respect to such Founders Earnout Payment under any provision of U.S. federal, state, local, or non-U.S. tax law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FOUNDERS

Founders represent and warrant to Priority that all of the statements contained in this ARTICLE III are true as of the date hereof and as of the Effective Time.

Section 3.01     Organization and Good Standing. Each Founder is a legal entity validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business in all material respects as is now being conducted. Each Founder is duly qualified or licensed and (if applicable) in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Founder Material Adverse Effect.

Section 3.02      Authorization; Validity of Agreements. Each Founder and Buyer has the requisite power and authority to execute and deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Founder and Buyer of this Agreement, and the consummation by such Founder and Buyer of the transactions contemplated hereby, have been duly authorized by such Founder and Buyer, and no other company proceedings on the part of such Founder or Buyer are necessary to authorize such Founder’s or Buyer’s execution, delivery and performance of this Agreement or the consummation by such Founder or Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Founder and Buyer. Assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of each Founder and Buyer, enforceable against such Founder and Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exclusion.

Section 3.03      Consents and Approvals; No Violations. Neither the execution, delivery or performance by each Founder of this Agreement, nor the consummation by such Founder or Buyer of the transactions contemplated hereby, will (a) conflict with or violate any provision of any Organizational Documents of any Founder or Buyer; (b) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which any Founder or Buyer is a party or by which any Founder or Buyer or any of its properties or assets may be bound; (c) violate any Laws applicable to any Founder or Buyer or any of the properties or assets of any Founder or Buyer; (d) require on the part of any Founder or Buyer any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority; or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets or properties of any Founder or Buyer, except, in the cases of clauses (b) through (e) of this Section 3.03, as would not reasonably be expected to have, individually or in the aggregate, a Founder Material Adverse Effect.

Section 3.04      Ownership.

(a)          Except for (i) this Agreement and the other Transaction Documents and (ii) the Organizational Documents of Founders and Buyer, neither Buyer nor any Founder has (A) granted any outstanding options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any Equity Interests of Buyer; (B) entered into any Contracts relating to the issuance, sale, transfer, voting or registration of any Equity Interests of Buyer, or options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any of the foregoing; or (C) granted or authorized any stock appreciation, phantom stock, profit participation or similar rights (in each case as to which Buyer has any outstanding liabilities or obligations).

(b)          Each Founder is the holder of the Acquired SPAC Interests set forth across such Founder’s name on Annex III attached hereto, and, at the Closing, assuming the performance by Priority of its obligations under Section 2.05(a), the Acquired SPAC Interests will be free and clear of all Liens (other than Permitted Liens).

Section 3.05     Proceedings; Orders. There are no Proceedings pending or, to the Knowledge of Founders, threatened, against any Founder, nor are there any Orders naming any Founder, or by which any Founder is bound, which remain outstanding or unsatisfied, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Founders Material Adverse Effect.

Section 3.06     Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Founders or Buyer who might be entitled to any fee or commission in connection with the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PRIORITY

Priority represents and warrants to Founders that all of the statements contained in this ARTICLE IV are true as of the date hereof.

Section 4.01     Organization and Good Standing. Priority is a Delaware limited liability company validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Priority is duly qualified or licensed and in good standing to do business as a foreign limited liability company in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Priority Material Adverse Effect.

Section 4.02     Authorization; Validity of Agreement. Priority has the requisite company power and authority to execute and deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Priority of this Agreement, and the consummation by Priority of the transactions contemplated hereby, have been duly authorized by Priority, and no other company proceedings on the part of Priority are necessary to authorize Priority’s execution, delivery and performance of this Agreement or the consummation by Priority of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Priority. Assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes a legal, valid and binding obligation of Priority, enforceable against Priority in accordance with its terms, subject to the Bankruptcy and Equity Exclusion.

Section 4.03     Consents and Approvals; No Violations. Neither the execution, delivery or performance by Priority of any this Agreement, nor the consummation by Priority of the transactions contemplated hereby, will (a) conflict with or violate any provision of any Organizational Documents of Priority, (b) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which Priority is a party or by which Priority or any of its properties or assets may be bound, (c) violate any material Laws applicable to Priority or any of its material properties or assets, or (d) require on the part of Priority any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except, in the cases of clauses (b) through (d) of this Section 4.03, as would not reasonably be expected to have, individually or in the aggregate, a Priority Material Adverse Effect.

Section 4.04     Proceedings; Orders. There are no Proceedings pending or, to the Knowledge of Priority, threatened, against Priority, nor are there any Orders naming Priority, or by which Priority or any of its Subsidiaries is bound, which remain outstanding or unsatisfied, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Priority Material Adverse Effect.

Section 4.05      Purchase for Investment.

(a)          Priority is an “accredited investor” within the meaning of Section 506 of Regulation D promulgated under the Securities Act.

(b)          The Acquired SPAC Interests will be acquired for investment for Priority’s own account and not with a view to the distribution of any part thereof (or participation therein) in violation of the Securities Act. Priority does not have any contract, undertaking or agreement with any Person to sell, transfer, or grant participations with respect to the Acquired SPAC Interests.

(c)          Priority’s financial condition is such that it is able to bear the risk of holding the Acquired SPAC Interests for an indefinite period of time and can bear the loss of its entire investment in the Acquired SPAC Interests.

(d)          Priority (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired SPAC Interests and is capable of bearing the economic risks of such investment.

(e)          Priority acknowledges that the Acquired SPAC Interests have not been registered under the Securities Act or under any state or foreign securities Laws.

Section 4.06     Brokers or Finders. Other than the Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Priority who might be entitled to any fee or commission in connection with the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.01     Conduct of Buyer’s Business Pending the Closing. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Founders will not, and will cause Buyer not to, take any action prohibited by Section 5.02 of the Contribution Agreement.

Section 5.02     Reasonable Best Efforts; Further Assurances. Priority and Founders will use their respective reasonable best efforts to take, or cause to be taken (including by causing any Affiliates to take actions), all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated hereby.

Section 5.03     Public Announcements. Except for the Press Release, neither Priority nor any Founder shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned) unless, such Party is advised by outside legal counsel that disclosure is otherwise required by applicable Law; provided that, to the extent any such disclosure is required by applicable Law, the Party intending to make such disclosure shall use reasonable best efforts consistent with applicable Law to consult with the other Parties with respect to the content and timing of any such disclosure before such disclosure is made.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01     Conditions to the Obligation of Priority. The obligation of Priority to consummate the closing of the transactions contemplated hereby shall be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Priority on or prior to the Effective Time, of one of the following conditions:

(a)          the satisfaction, or (to the extent permitted by applicable Law) waiver by the applicable Person as expressly set forth in the Contribution Agreement of each of the conditions set forth in Article VI of the Contribution Agreement; or

(b)          if (i) the Contribution Agreement is terminated pursuant to and in accordance with Article VII thereof and (ii) Priority does not have a right to terminate this Agreement pursuant to Section 7.01(b) or Section 7.01(c).

ARTICLE VII

TERMINATION

Section 7.01     Grounds for Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)          by the mutual written agreement of Founders and Priority;

(b)          by Priority if (i) the Contribution Agreement is terminated by Sellers pursuant to subsection (e) of Section 7.01 thereof or (ii) (A) the Contribution Agreement is terminated pursuant to any other subsection of Section 7.01 thereof and (B) at the time of such termination, the Contribution Agreement could have been terminated by Sellers pursuant to subsection (e) of Section 7.01 thereof (without giving effect to any notice or cure provisions with respect thereto; or

(c)          by Priority if there has been a material breach by Founders of any representation, warranty, covenant or agreement set forth herein.

Section 7.02     Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned in accordance with Section 7.01, this Agreement shall become void and of no further force and effect (other than Section 5.03, this Section 7.02, and ARTICLE VIII, each of which shall survive the termination of this Agreement and be enforceable by the Parties), and there shall be no liability or obligation on the part of any Party to the other Party. Nothing in this ARTICLE VII shall be deemed to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01     Notices. All notices, consents and other communications hereunder (a) shall be in writing; (b) shall be deemed to have been duly given (i) when delivered by hand or by Federal Express or a similar overnight courier to the address for such Party set forth below; (ii) five (5) days after being post-marked by the United States Postal Service enclosed in a postage-prepaid, registered or certified envelope addressed to the address of such Party set forth below; or (iii) when successfully transmitted by email to the email address for such Party set forth below; and (c) shall be sent to the following addresses or email addresses (or at such other address or email address for a Party as shall be specified by like notice; provided, however, that any notice of change of email address shall be effective only upon receipt):

(i)           if to Priority, to:

c/o PSD Partners
19 West 44th Street, Suite 1416
New York, New York 10036
Email: tpriore@pps.io
Attn:  Thomas C. Priore

with copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Email: michael.gilligan@srz.com
Attn:  Michael E. Gilligan

(ii)          if to Founders, to:

c/o Magna Management, LLC
40 Wall Street, 58th Floor
New York, New York 10005
Email: marc.manuel@mag.na
Attn:  Marc Manuel

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Email: gcaruso@loeb.com
Attn:  Giovanni Caruso

Section 8.02      Amendments and Modifications. Any provision of this Agreement may be amended or modified only by a written instrument signed by each Party.

Section 8.03     Waiver. No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any Party of a breach of or a default under any provision of this Agreement, nor the failure by any Party, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provision, right or privilege hereunder.

Section 8.04     Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, and the consummation of the transactions contemplated hereby, including any advisor fees and expenses, whether or not the transactions contemplated hereby are consummated, shall be paid by the Person incurring such cost or expense; provided that, for the avoidance of doubt, nothing in this Section 8.04 shall impair a Party’s rights under Section 7.02 in the event this Agreement has been validly terminated, and the other Party had materially breached this Agreement prior to the time of such termination.

Section 8.05     Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party, and any purported assignment without such consent shall be null and void ab initio; provided, however, that, notwithstanding the foregoing, Priority may assign any of its rights, interests or obligations hereunder to any of its Affiliates.

Section 8.06     Parties in Interest. This Agreement will be binding upon, inure solely to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, except to the extent otherwise provided in Section 8.12.

Section 8.07     Governing Law. This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of Delaware (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 8.08      Jurisdiction.

(a)          Each of the Parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the United State District Court for the District of Delaware or any state court sitting in the City of Wilmington in the State of Delaware. Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties hereby agrees that service of process, summons, notice or document by registered mail addressed to them at its address provided in Section 8.01 shall be effective service of process against them for any such Proceeding brought in any of the aforesaid courts.

(b)          Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve in accordance with Section 8.01; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) such Proceeding in such court is brought in an inconvenient forum; (B) the venue of such Proceeding is improper; or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.09      Waiver of Jury Trial.

(a)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS Section 8.09(a) AND EXECUTED BY EACH PARTY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the transactions contemplated hereby, including contract claims, tort claims, breach-of-duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(b)          EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (III) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.09.

Section 8.10     Relationship of the Parties. The Parties agree that this is an arm’s length transaction in which the Parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. Priority acknowledges that it is a sophisticated investor and that it has only a contractual relationship with each Founder, based solely on the terms of this Agreement and the other Transaction Documents and the Confidentiality Agreement, and that there is no special relationship of trust or reliance between any Founder and Priority.

Section 8.11     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 8.12     Third-Party Beneficiaries. The representations, warranties and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties or agreements are made, and shall confer no rights hereunder, whether legal or equitable, in any other Person, and no other Person shall be entitled to rely thereon.

Section 8.13     Entire Agreement. This Agreement (including the Contribution Agreement and the other Transaction Documents and the other documents and instruments referred to herein and therein) and the Confidentiality Agreement set forth the entire agreement and understanding of the Parties in respect of the Contemplated Transactions and supersede all prior discussions, negotiations, agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth herein, or in the Contribution Agreement or the other Transaction Documents, or in the Confidentiality Agreement.

Section 8.14     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.15     Non-Survival of Representations, Warranties and Covenants. No representation, warranty, covenant or other agreement contained herein or in any instrument or certificate delivered by any Party at Closing will survive the Closing or termination of this Agreement, and no Party shall have any liability to the other Party after the Closing for any breach thereof, except for covenants and agreements that contemplate performance after the Closing or after the termination of this Agreement or otherwise expressly by their terms survive the Closing or termination of this Agreement, will survive in accordance with its terms, provided that, for the avoidance of doubt, nothing in this Section 8.15 shall impair a Party’s rights under Section 7.02 in the event this Agreement has been validly terminated, and the other Party had materially breached this Agreement prior to the time of such termination.

Section 8.16      Remedies.

(a)          Each Party acknowledges and agrees that irreparable injury to the other Party would occur if any provision hereof were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages because of the difficulty of ascertaining the amount of damages that would be suffered in the event that this Agreement were breached. It is accordingly agreed that, subject to the further provisions of this Section 8.16, prior to the valid termination of this Agreement pursuant to Section 7.01, each Party shall be entitled, in addition to any other remedy to which it is entitled at law or in equity, to specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any breach or violation of, the terms hereof, and the other Party shall not take action, directly or indirectly, in opposition to the Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)          The Parties agree that in no case shall either Party be entitled to any indirect, consequential, incidental, punitive or special damages (including loss of future revenue, lost profits, diminution in value or multiple of earnings damages) in connection with any claim arising out of or related to this Agreement or the transactions contemplated hereby.

Section 8.17     Representation by Counsel. Each Party acknowledges to the other that it has been represented by independent legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement. Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof.

Section 8.18     Rules of Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 8.19      Headings. Headings of the Articles and Sections of this Agreement, and the Table of Contents are for convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 8.20     Inconsistencies with Other Agreements. In the event of any inconsistency between the provisions in the body of this Agreement and those in the other Transaction Documents (other than the Contribution Agreement) referred to herein, the provisions in the body of this Agreement will prevail and govern; provided, however, in the event of any inconsistency between the provisions in the body of this Agreement and those in the Contribution Agreement, the provisions in the body of the Contribution Agreement will prevail and govern.

Section 8.21      Interpretation.

(a)          The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 26, 2018.

(b)          The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)          References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(d)          Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(e)          The word “or” shall be inclusive and not exclusive, unless the context otherwise requires.

(f)           Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(g)          “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(h)          References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(i)          References to any Person include the successors and permitted assigns of that Person; provided, however, that, for the avoidance of doubt, nothing in this Section 8.21(i) is intended to authorize, nor shall it be deemed to have authorized, any assignment or transfer not otherwise permitted by this Agreement.

(j)          The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(k)          Unless the context otherwise requires, references to “Law”, “Laws” or to a particular Law shall be deemed to refer to such Law as amended from time to time, and to the rules and regulations promulgated thereunder.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FOUNDERS:

M SPAC LLC

By:	/s/ Joshua Sason
Name: Joshua Sason
Title: Managing Member

M SPAC HOLDINGS I LLC

By:	/s/ Joshua Sason
Name: Joshua Sason
Title: Managing Member

M SPAC HOLDINGS II LLC

By:	/s/ Joshua Sason
Name: Joshua Sason
Title: Managing Member

[Signature Page to Purchase Agreement]

PRIORITY:

PRIORITY HOLDINGS, LLC

By:	/s/ Joshua Sason
Name: Joshua Sason
Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

Annex I

Knowledge of Founders

1.	Joshua Sason

2.	Marc Manuel

Annex II

Knowledge of Priority

1.	Thomas C. Priore

Annex III

Ownership of Acquired SPAC Interests

Founder	Acquired SPAC Units	Acquired Founders Shares	Cash Payment pursuant to Section 2.05(a)	Forfeited Shares	Shares issued or Cash paid pursuant to Section 2.06(b)(i) or 2.06(b)(ii)
M SPAC LLC	277,941	294,168	$1,814,474.97	113,500	113,500
M SPAC HOLDINGS I LLC	60,000	64,574	$301,781.02	24,915	24,915
M SPAC HOLDINGS II LLC	83,166	94,468	$1,779.01	36,449	36,449
TOTAL	421,107	453,210	$2,118,035.00	174,863	174,863